UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   VARNEY, MICHAEL D.
   10350 North Torrey Pines Road
   La Jolla, CA  92037
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   06/30/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   AGOURON PHARMACEUTICALS, INC.
   (AGPH)
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Head of Research
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |121                   |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (R|02/01/92*|01/31/01 |Common Stock           |2,000    |$7.380    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|12/06/92*|12/05/01 |Common Stock           |1,200    |$15.500   |D            |                           |
ight to Buy)            |*        |         |                       |         |          |             |                           |
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Employee Stock Option (R|07/15/92*|07/14/02 |Common Stock           |6,000    |$13.630   |D            |                           |
ight to Buy)            |*        |         |                       |         |          |             |                           |
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Employee Stock Option (R|02/25/94*|02/24/03 |Common Stock           |1,500    |$7.880    |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|11/04/94*|11/03/03 |Common Stock           |10,000   |$10.380   |D            |                           |
ight to Buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (R|04/19/96*|04/18/05 |Common Stock           |7,500    |$16.130   |D            |                           |
ight to Buy)            |*        |         |                       |         |          |             |                           |
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Employee Stock Option (R|06/11/97*|06/10/06 |Common Stock           |14,000   |$41.880   |D            |                           |
ight to Buy)            |*        |         |                       |         |          |             |                           |
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Employee Stock Option (R|06/30/98*|06/29/07 |Common Stock           |20,000   |$82.00    |D            |                           |
ight to Buy)            |*        |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* Options vest 25% per year commencing on exercise dates indicated above until fully vested.
** Options vest 33-1/3% per year commencing on exercise dates indicated above until fully vested.
SIGNATURE OF REPORTING PERSON
/s/ Michael D. Varney
DATE
07/09/97